                                                                    EXHIBIT 99.5

                                   TiVo Inc.

                           Stock Option Grant Notice
                          (Nonstatutory Stock Option
                          Granted Outside of a Plan)

TiVo Inc. (the "Company"), hereby grants to Optionholder an option to purchase the number of shares of the Company's Common Stock set forth below. This option is subject to all of the terms and conditions as set forth herein and in the Stock Option Agreement, the General Terms and Conditions and the Notice of Exercise, all of which are incorporated herein in their entirety.

Optionholder:                       _______________________
Date of Grant:                      _______________________
Vesting Commencement Date:          _______________________
Number of Shares Subject to Option: _______________________
Exercise Price (Per Share):         _______________________
Total Exercise Price:               _______________________
Expiration Date:                    _______________________

Type of Grant:      __________________

Exercise Schedule:  __________________

Vesting Schedule:   __________________


Payment: By one or a combination of the following items (described in the Stock Option Agreement):

                      By cash or check
                      Pursuant to a Regulation T Program if the Shares are publicly traded
                      By delivery of already-owned shares if the Shares are publicly traded

Additional Terms/Acknowledgements: The undersigned Optionholder acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the General Terms and Conditions. Optionholder further acknowledges that as of the Date of Grant, this Grant Notice, the Stock Option Agreement and the General Terms and Conditions set forth the entire understanding between Optionholder and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to Optionholder under the General Terms and Conditions, and (ii) the following agreements only:

     Other Agreements:              _______________________________________
                                    _______________________________________

TiVo Inc.                                  Optionholder:

By:________________________                ________________________________
           Signature                                  Signature

Title:_____________________                Date:___________________________

Date:______________________

Attachments: Stock Option Agreement and General Terms and Conditions

                                 Attachment I

                            Stock Option Agreement

                                   TiVo Inc.

                            Stock Option Agreement
                          (Nonstatutory Stock Option
                          Granted Outside of a Plan)

     Pursuant to your Stock Option Grant Notice ("Grant Notice"), this Stock Option Agreement and the General Terms and Conditions, TiVo Inc. (the "Company") has granted you an option to purchase the number of shares of the Company's Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. Defined terms not explicitly defined in this Stock Option Agreement but defined in the General Terms and Conditions shall have the same definitions as in the General Terms and Conditions.

  The details of your option are as follows:

     I. Vesting. Subject to the limitations contained herein, your option will vest as provided in your Grant Notice, provided that vesting will cease upon the termination of your Continuous Service.

     II. Number of Shares and Exercise Price. The number of shares of Common Stock subject to your option and your exercise price per share referenced in your Grant Notice may be adjusted from time to time for Capitalization Adjustments, as provided in the General Terms and Conditions.

     III. Exercise prior to Vesting ("Early Exercise"). If permitted in your Grant Notice (i.e., the "Exercise Schedule" indicates that "Early Exercise" of your option is permitted) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the nonvested portion of your option; provided, however, that:

          (a) a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;

          (b) any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the purchase option in favor of the Company as described in the Company's form of Early Exercise Stock Purchase Agreement; and

          (c) you shall enter into the Company's form of Early Exercise Stock Purchase Agreement with a vesting schedule that will result in the same vesting as if no early exercise had occurred.

     IV. Method of Payment. Payment of the exercise price is due in full upon exercise of all or any part of your option. You may elect to make payment of the exercise price in cash or by check or in any other manner permitted by your
                                                          -----------------
Grant Notice, which may include one or more of the following:
------------

          (d) In the Company's sole discretion at the time your option is exercised and provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds.

          (e) Provided that at the time of exercise the Common Stock is publicly traded and quoted regularly in The Wall Street Journal, by delivery of already-owned shares of Common Stock either that you have held for the period required to avoid a charge to the Company's reported earnings (generally six months) or that you did not acquire, directly or indirectly from the Company, that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. "Delivery" for these purposes, in the sole discretion of the Company at the time you exercise your option, shall include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. Notwithstanding the foregoing, you may not exercise your option by tender to the Company of Common Stock to the extent such tender would violate the provisions of any law, regulation or agreement restricting the redemption of the Company's stock.

          (f)    Pursuant to the following deferred payment alternative:

          (i) Not less than one hundred percent (100%) of the aggregate exercise price, plus accrued interest, shall be due four (4) years from date of exercise or, at the Company's election, upon termination of your Continuous Service.

          (ii) Interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any portion of any amounts other than amounts stated to be interest under the deferred payment arrangement.

          (iii) At any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall be made in cash and not by deferred payment.

          (iv) In order to elect the deferred payment alternative, you must, as a part of your written notice of exercise, give notice of the election of this payment alternative and, in order to secure the payment of the deferred exercise price to the Company hereunder, if the Company so requests, you must tender to the Company a promissory note and a security agreement covering the purchased shares of Common Stock, both in form and substance satisfactory to the Company, or such other or additional documentation as the Company may request.

     V. Whole Shares. You may exercise your option only for whole shares of Common Stock.

     VI. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, you may not exercise your option unless the shares of Common Stock issuable upon such exercise are then registered under the Securities Act or, if such shares of Common Stock are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of your option must also comply with other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

     VII. Term. The term of your option commences on the Date of Grant and expires upon the earliest of the following:

            (g) three (3) months after the termination of your Continuous Service for any reason other than your Disability or death, provided that if during any part of such three- (3-) month period your option is not exercisable solely because of the condition set forth in the preceding paragraph relating to "Securities Law Compliance," your option shall not expire until the earlier of the Expiration Date or until it shall have been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service;

            (h) twelve (12) months after the termination of your Continuous Service due to your Disability;

            (i) eighteen (18) months after your death if you die either during your Continuous Service or within three (3) months after your Continuous Service terminates;

            (j)  the Expiration Date indicated in your Grant Notice; or

            (k) the day before the tenth (10th) anniversary of the Date of Grant.

     VIII.  Exercise.

            (l) You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by delivering a Notice of Exercise (in a form designated by the Company) together with the exercise price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require.

            (m) By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (1) the exercise of your option, (2) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at the time of exercise, or (3) the disposition of shares of Common Stock acquired upon such exercise.

     IX. Transferability. Your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Notwithstanding the foregoing, by delivering written notice to the Company, in a form satisfactory to the Company, you may designate a third party who, in the event of your death, shall thereafter be entitled to exercise your option.

     X. Option not a Service Contract. Your option is not an employment or service contract, and nothing in your option shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option shall obligate the Company or an Affiliate, their respective shareholders, Boards of Directors, Officers or Employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.

     XI.  Withholding Obligations.

          (n) At the time you exercise your option, in whole or in part, or at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a "cashless exercise" pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with your option.

          (o) Upon your request and subject to approval by the Company, in its sole discretion, and compliance with any applicable conditions or restrictions of law, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law. If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.

          (p) You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company shall have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein.

     XII. Notices. Any notices provided for in your option or the General Terms and Conditions shall be given in writing and shall be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the

United States mail, postage prepaid, addressed to you at the last address you provided to the Company.

     XIII. Governing General Terms and Conditions Document. Your option is subject to all the provisions of the General Terms and Conditions, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the General Terms and Conditions. In the event of any conflict between the provisions of your option and those of the General Terms and Conditions, the provisions of the General Terms and Conditions shall control.

                                 Attachment II

                         General Terms and Conditions

                                   TiVo Inc.

                         General Terms and Conditions
                          (Nonstatutory Stock Option
                          Granted Outside of a Plan)

1.   Definitions.

     (a) "Affiliate" means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

     (b)  "Board" means the Board of Directors of the Company.

     (c)  "Code" means the Internal Revenue Code of 1986, as amended.

     (d) "Committee" means a committee of one or more members of the Board appointed by the Board in accordance with subsection 3(c).

     (e)  "Common Stock" means the common stock of the Company.

     (f)  "Company" means TiVo Inc., a Delaware corporation.

     (g) "Consultant" means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) who is a member of the Board of Directors of an Affiliate. However, the term "Consultant" shall not include either Directors who are not compensated by the Company for their services as Directors or Directors who are merely paid a director's fee by the Company for their services as Directors.

     (h) "Continuous Service" means that the Optionholder's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. The Optionholder's Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionholder renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Optionholder renders such service, provided that there is no interruption or termination of the Optionholder's Continuous Service. For example, a change in status from an Employee of the Company to a Consultant of an Affiliate or a Director will not constitute an interruption of Continuous Service. The Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave.

     (i)  "Director" means a member of the Board of Directors of the Company.

     (j) "Disability" means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

     (k) "Employee" means any person employed by the Company or an Affiliate. Mere service as a Director or payment of a director's fee by the Company or an Affiliate shall not be sufficient to constitute "employment" by the Company or an Affiliate.

     (l)  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (m) "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

          (i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

          (ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

     (n) "Nonstatutory Stock Option" means an option not intended to qualify as an Incentive Stock Option under Section 422 of the Code.

     (o) "Option" means the written agreement between the Company and the Optionholder evidencing the terms and conditions of the Nonstatutory Stock Option granted to the Optionholder. The Option shall consist of a Grant Notice setting forth the specific terms of the Option, a Stock Option Agreement setting forth less specific terms of the Option and these General Terms and Conditions.

     (p) "Optionholder" means the person to whom the Option is granted, as specified in the Grant Notice.

     (q)  "Securities Act" means the Securities Act of 1933, as amended.

2.   Administration.

     (a) Administration by Board. The Board shall administer the Option unless and until the Board delegates administration to a Committee. Any interpretation of the Plan by the Board and any decision by the Board under the Plan shall be final and binding on all persons.

     (b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Option:

          (i) To construe and interpret the Option, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Option, in a manner and to the extent it shall deem necessary or expedient to make the Option fully effective.

          (ii)  To amend the Option.

          (iii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company which are not in conflict with the provisions of the Option.

     (c)  Delegation to Committee.

          (i) General. The Board may delegate administration of the Option to a Committee or Committees of one (1) or more members of the Board, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Option, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in the Option to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Option, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Option.

     (d) Effect of Board's Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3.   Shares Subject to the Option.

     (a) Number of Shares. Subject to the provisions of these General Terms and Conditions relating to adjustments upon changes in Common Stock, the number of shares of Common Stock that may be issued pursuant to the Option shall be set forth in the Grant Notice.

     (b) Source of Shares. The shares of Common Stock subject to the Option may be unissued shares or reacquired shares, bought on the market or otherwise.

4.   Option Provisions.

     The Grant Notice and the Stock Option Agreement shall include (through incorporation of provisions hereof by reference) the substance of each of the following provisions:

     (a) Consideration. The purchase price of Common Stock acquired pursuant to the Option shall be paid, to the extent permitted by applicable statutes and regulations, either (i) in cash at the time the Option is exercised or (ii) at the discretion of the Board either at the time of the grant of the Option or subsequently (1) by delivery to the Company of other Common Stock, (2) according to a deferred payment or other similar arrangement with the Optionholder or (3) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Stock Option Agreement, the purchase price of Common Stock acquired pursuant to the Option that is paid by delivery to the Company of other Common Stock acquired, directly or indirectly from the Company, shall be paid only by shares of the Common Stock of the Company that have been held for more than six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). At any time that the Company is incorporated in Delaware, payment of the Common Stock's "par value," as defined in the Delaware General Corporation Law, shall not be made by deferred payment.

     In the case of any deferred payment arrangement, interest shall be compounded at least annually and shall be charged at the minimum rate of interest necessary to avoid the treatment as interest, under any applicable provisions of the Code, of any amounts other than amounts stated to be interest under the deferred payment arrangement.

     (b) Transferability. The Option shall be transferable to the extent provided in the Stock Option Agreement. If the Option does not provide for transferability, then the Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option.

     (c) Vesting Generally. The total number of shares of Common Stock subject to the Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The provisions of this subsection are subject to any Stock Option Agreement provisions governing the minimum number of shares of Common Stock as to which the Option may be exercised.

     (d) Termination of Continuous Service. In the event the Optionholder's Continuous Service terminates (other than upon the Optionholder's death or Disability), the Optionholder may exercise the Option (to the extent that the Optionholder was entitled to exercise the Option as of the date of termination) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder's Continuous Service (or such longer or shorter period specified in the Stock Option Agreement), or (ii) the expiration of the term of the Option. If, after termination, the Optionholder does not exercise the Option within the time specified in the Option, the Option shall terminate.

     (e) Extension of Termination Date. The Option may also provide that if the exercise of the Option following the termination of the Optionholder's Continuous Service (other than upon the Optionholder's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option or (ii) the expiration of a period of three (3) months after the termination of the Optionholder's Continuous Service during which the exercise of the Option would not be in violation of such registration requirements.

     (f) Disability of Optionholder. In the event that the Optionholder's Continuous Service terminates as a result of the Optionholder's Disability, the Optionholder may exercise the Option (to the extent that the Optionholder was entitled to exercise the Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination (or such longer or shorter period specified in the Stock Option Agreement) or (ii) the expiration of the term of the Option. If, after termination, the Optionholder does not exercise the Option within the time specified, the Option shall terminate.

     (g) Death of Optionholder. In the event (i) the Optionholder's Continuous Service terminates as a result of the Optionholder's death or (ii) the Optionholder dies within the period (if any) specified in the Stock Option Agreement after the termination of the Optionholder's Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise the Option as of the date of death) by the Optionholder's estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the Option upon the Optionholder's death, but only within the period ending on the earlier of (1) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Stock Option Agreement) or (2) the expiration of the term of the Option. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

     (h) Early Exercise. The Stock Option Agreement may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder's Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. Any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. The Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes) have elapsed following exercise of the Option unless the Board otherwise specifically provides in the Option.

5.   Covenants of the Company.

     (a) Availability of Shares. During the terms of the Option, the Company shall keep available at all times the number of shares of Common Stock required to satisfy the Option.

     (b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Option such authority as may be required to grant the Option and to issue and sell shares of Common Stock upon exercise of the Option; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Option or any Common Stock issued or issuable pursuant to the Option. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Option, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of the Option unless and until such authority is obtained.

6.   Use of Proceeds from Stock.

     Proceeds from the sale of Common Stock pursuant to the Option shall constitute general funds of the Company.

7.   Miscellaneous.

     (a) Acceleration of Exercisability and Vesting. The Board shall have the power to accelerate the time at which the Option may first be exercised or the time during which the Option or any part thereof will vest in accordance with the Option, notwithstanding the provisions in the Option stating the time at which it may first be exercised or the time during which it will vest.

     (b) Shareholder Rights. The Optionholder shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to the Option unless and until the Optionholder has satisfied all requirements for exercise of the Option pursuant to its terms.

     (c) No Employment or other Service Rights. Nothing in the Option or any instrument executed shall confer upon the Optionholder any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Option was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of the Optionholder as an Employee with or without notice and with or without cause, (ii) the service of the Optionholder as a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate or (iii) the service of the Optionholder as a Director pursuant to the

          Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

     (d) Investment Assurances. The Company may require the Optionholder, as a condition of exercising or acquiring Common Stock under the Option,
          (i) to give written assurances satisfactory to the Company as to the Optionholder's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Option; and (ii) to give written assurances satisfactory to the Company stating that the Optionholder is acquiring Common Stock subject to the Option for the Optionholder's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Option has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Option as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

     (e) Withholding Obligations. To the extent provided by the terms of the Stock Option Agreement, the Optionholder may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Common Stock under the Option by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Optionholder by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable to the Optionholder as a result of the exercise or acquisition of Common Stock under the Option, provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (iii) delivering to the Company owned and unencumbered shares of Common Stock.

8.   Adjustments upon Changes in Stock.

     (a) Capitalization Adjustments. If any change is made in the Common Stock subject to the Option without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Option will be appropriately adjusted in the class and number of securities and price per share of Common Stock subject to the Option. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a transaction "without receipt of consideration" by the Company.)

     (b) Change in Control--Dissolution or Liquidation. In the event of a dissolution or liquidation of the Company, then the Option shall terminate immediately prior to such event.

     (c) Change in Control--Asset Sale, Stock Sale, Merger, Consolidation or Reverse Merger. In the event of (i) a sale, lease or other disposition of all or substantially all of the assets of the Company, (ii) a sale by the stockholders of the Company of the voting stock of the Company to another corporation and/or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of eighty percent (80%) or more of the combined voting power of all classes of the voting stock of the Company entitled to vote; (iii) a merger or consolidation in which the Company is not the surviving corporation or
          (iv) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then any surviving corporation or acquiring corporation shall assume the Option or shall substitute a similar Option (including an option to acquire the same consideration paid to the shareholders in the transaction described in this subsection for those outstanding under the Option). In the event any surviving corporation or acquiring corporation refuses to assume the Option or to substitute a similar option for the Option, then, if Optionholder's Continuous Service has not terminated, the vesting of the Option (and, if applicable, the time during which the Option may be exercised) shall be accelerated in full. The Option shall terminate if not exercised at or prior to such event.

     (d) Special Acceleration Provisions. Notwithstanding any other provisions of these General Terms and Conditions to the contrary, in the event of a Change in Control (as such term is defined below) and if within thirteen (13) months after the date of such Change in Control the Continuous Service of the Optionholder terminates due to an involuntary termination (not including death or Disability) without Cause (as such term is defined below) or a voluntary termination by the Optionholder due to a Constructive Termination (as such term is defined below), then the vesting and exercisability of this Option shall be accelerated, or any reacquisition or repurchase rights held by the Company with respect to the Option shall lapse, as follows: fifty percent (50%) of the unvested shares covered by this Option shall vest and become exercisable (or reacquisition or repurchase rights held by the Company shall lapse with respect to fifty percent (50%) of the shares still subject to such rights, as appropriate) as of the date of such termination. Notwithstanding the foregoing, however, if such potential acceleration of the vesting and exercisability of this Option (or lapse of reacquisition or repurchase rights held by the Company with respect to this Option) would cause a contemplated Change in Control transaction that would otherwise be eligible to be accounted for as a "pooling-of-interests" transaction to become ineligible for such accounting treatment under generally accepted accounting principles as determined by the Company's independent public accountants (the "Accountants") prior to the Change of Control, such acceleration shall not occur.

     For the purposes of this subsection 8(d) only, Cause means (i) conviction of, a guilty plea with respect to, or a plea of nolo contendere to a charge that the Optionholder has committed a felony under the laws of the United States or of any state or a crime involving moral turpitude, including, but not limited to, fraud, theft, embezzlement or any crime that results in or is intended to result in personal enrichment at the expense of the Company or an Affiliate;
(ii) material breach of any agreement entered into between the Optionholder and the Company or an Affiliate that impairs the Company's or the Affiliate's interest therein; (iii) willful misconduct, significant failure of the Optionholder to perform the Optionholder's duties, or gross neglect by the Optionholder of the Optionholder's duties; or (iv) engagement in any activity that constitutes a material conflict of interest with the Company or any Affiliate.

     For purposes of this subsection 8(d) only, Change in Control means: (i) a dissolution or liquidation of the Company; (ii) a sale of all or substantially all of the assets of the Company; (iii) a sale by the stockholders of the Company of the voting stock of the Company to another corporation or its subsidiaries that results in the ownership by such corporation and/or its subsidiaries of eighty percent (80%) or more of the combined voting power of all classes of the voting stock of the Company entitled to vote; (iv) a merger or consolidation in which the Company is not the surviving corporation and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (v) a reverse merger in which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which beneficial ownership of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors has changed; (vi) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of Directors; or (vii) in the event that the individuals who, as of the date of the initial public offering of the shares of Common Stock of the Company, are members of the Company's Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board. (If the election, or nomination for election by the Company's stockholders, of any new Director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future.).

     For purposes of this subsection 8(d) only, Constructive Termination means the occurrence of any of the following events or conditions: (i) (A) a change in the Optionholder's status, title, position or responsibilities (including reporting responsibilities) which represents an adverse change from the Optionholder's status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (B) the assignment to the Optionholder of any duties or responsibilities which are inconsistent with the Optionholder's status, title, position or responsibilities as in effect at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; or (C) any removal of the Optionholder from or failure to reappoint or reelect the Optionholder to any of such offices or positions, except in connection with the termination of the Optionholder's Continuous Service for Cause, as a result of the Optionholder's Disability or death or by the Optionholder other than as a result of Constructive Termination; (ii) a reduction in the Optionholder's annual base compensation or any failure to pay the Optionholder any compensation or benefits to which the Optionholder is entitled within five (5) days of the date due; (iii) the Company's requiring the Optionholder to relocate to any place outside a fifty (50) mile radius of the Optionholder's current work site, except for reasonably required travel on the business of the Company or its Affiliates which is not materially greater than such travel requirements prior to the Change in Control; (iv) the failure by the Company to (A) continue in effect (without reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Optionholder was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Optionholder, or (B) provide the Optionholder with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Optionholder was participating at any time within ninety (90) days preceding the date of a Change in Control or at any time thereafter; (v) any material breach by the Company of any provision of an agreement between the Company and the Optionholder, whether pursuant to this Plan or otherwise, other than a breach which is cured by the Company within fifteen (15) days following notice by the Optionholder of such breach; or (vi) the failure of the Company to obtain an agreement, satisfactory to the Optionholder, from any successors and assigns to assume and agree to perform the obligations created under this Plan.

     (e) Parachute Payments. In the event that the acceleration of the vesting and exercisability of this Option or lapse of reacquisition or repurchase rights held by the Company with respect to this Option provided for in subsection 8(d) and benefits otherwise payable to a Optionholder (i) constitute "parachute payments" within the meaning of
          Section 280G (as it may be amended or replaced) of the Code, and (ii) but for this subsection 8(e) would be subject to the excise tax imposed by Section 4999 (as it may be amended or replaced) of the Code (the "Excise Tax"), then Optionholder's benefits hereunder shall be delivered to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax; provided, however, that the benefits hereunder shall be reduced only to the extent necessary after all cash amounts otherwise payable to Optionholder and which constitute "parachute payments" have been returned. Unless the Company and Optionholder otherwise agree in writing, any determination required under this subsection 8(e) shall be made in writing in good faith by the

          Accountants. For purposes of making the calculations required by this subsection 8(e), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code. The Company and Optionholders shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this subsection 8(e). The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this subsection 8(e).

9.   Amendment of the Option.

     The Board at any time, and from time to time, may amend the terms of the Option; provided, however, that the rights under the Option shall not be impaired by any such amendment unless (i) the Company requests the consent of the Optionholder and (ii) the Optionholder consents in writing.

10.  Choice of Law.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of the Option, without regard to such state's conflict of laws rules.